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EXHIBIT 12.1 - COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES,
               RESTATED



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
                                                                                                                  Six Months Ended
                                                                         Year Ended December 31,                 ------------------
                                                       --------------------------------------------------------  June 30,  June 30,
                                                         1993        1994         1995        1996       1997      1998      1997
                                                         ----        ----         ----        ----       ----    --------  --------
                                                        (000's)     (000's)      (000's)     (000's)    (000's)

Income before provision for income taxes               $ 153,304   $ 159,216    $  68,607   $ 136,280  $  39,763 $ 66,754 $ 28,161
Add:

     Interest on term loans and notes                        --          --           --       16,411    100,192   44,822   49,466

     Amortization of debt costs                              --          --           --          661      4,741    1,771    2,299

     Portion of rents representative of interest           1,685       1,735        1,988         628        652    1,142      326
                                                       ---------   ---------    ---------   ---------  --------- -------- --------
Income as adjusted                                     $ 154,989   $ 160,951    $  70,595   $ 153,980  $ 145,348 $114,489 $ 80,252


Fixed Charges:

     Interest on term loans and notes                  $     --    $     --     $     --    $  16,411  $ 100,192 $ 44,822 $ 49,466

     Amortization of debt costs                              --          --           --          661      4,741    1,771    2,299

     Portion of rents representative of interest           1,685       1,735        1,988         628        652    1,142      326
                                                       ---------   ---------    ---------   ---------  --------- -------- --------
Total fixed charges                                    $   1,685   $   1,735    $   1,988   $  17,700  $ 105,585 $ 47,735 $ 52,091


Ratio of Consolidated Earnings to Fixed Charges             92.0        92.8         35.5        8.70       1.38     2.40     1.54
                                                       =========   =========    =========   =========  ========= ======== ========
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